                                                               Exhibit 1 to
                                                                 Form 8-K


                              CONSULTING AGREEMENT

          AGREEMENT, made as of this first day of November, 1995, by and between THE ALPINE GROUP, INC., a Delaware corporation having its executive offices at 1790 Broadway, New York, New York 10019-1412 (the "Company") and JAMES R. KANELY, residing at 65 Mountain Creek Trace, Atlanta, Georgia 30328 ("Kanely").

                                  WITNESSETH:

          WHEREAS, pursuant to an Employment Agreement dated as of November 10, 1993, as amended, between the Company and Kanely (the "Employment Agreement"), Kanely has served as President and Chief Operating Officer of the Company; and

          WHEREAS, effective October 31, 1995, Kanely has resigned as President and Chief Operating Officer of the Company and desires to become a consultant to the Chairman and Chief Executive Officer of the Company; and

          WHEREAS, the Company and Kanely desire to confirm the termination of the Employment Agreement and the retention of Kanely as a consultant to the Company, on the terms and conditions set forth herein.

          NOW, THEREFORE, the parties hereby agree as follows:

1.   ENGAGEMENT.

     The Company hereby retains Kanely, and Kanely hereby agrees to be retained by the Company, to serve as a consultant to the Chairman and Chief Executive Officer of the Company, on the terms and conditions set forth herein.

2.   TERM.

     The term of this Agreement (the "Term") shall commence as of the date hereof and shall terminate on October 31, 2000 (the "Termination Date"), unless earlier terminated as provided in paragraph 13 hereof. If at or prior to the Termination Date, the Company determines the services of Kanely will be required beyond the Termination Date, the Company and Kanely agree to negotiate in good faith terms of an appropriate extension of this Agreement.

3.   SERVICES TO BE RENDERED.

     During the Term, Kanely shall provide to the Company and its Chief Executive Officer consulting, business development and similar services of a non-operating nature relating to the Company's strategic plan and business.
Such services shall be rendered at such times during normal business hours as shall be reasonably requested by the Company and Kanely agrees to be available to the Company for such purpose, it being understood that Kanely will not be required to devote more than approximately 40% of his time during normal business hours to rendering services and performing his responsibilities under this Agreement. It is understood that such time commitment shall be reviewed on a quarterly basis or other periodic basis determined by the Company and Kanely and any unutilized time or availability not used during any such period will lapse and not cumulate to successive periods.

4.   PAYMENTS.

     (a) In consideration of termination of the Employment Agreement and relinquishment of any and all rights thereunder, and to induce Kanely to enter into this Agreement, the Company agrees to pay Kanely, and Kanely agrees to accept, the sum of $610,000, payable on the date hereof.

     (b) In further consideration of the foregoing, and the services to be performed by Kanely under this Agreement, the Company shall pay Kanely a consulting fee of $120,000 per year, during each year of the Term, payable in monthly installments of $10,000 each, on the last business day of each month. Any payment for a period of less than a full month shall be prorated accordingly.

     (c) Payments under this Agreement shall be subject to all applicable federal, state and local taxes, it being understood that as provided in paragraph 11 hereof, the status of Kanely under this Agreement shall be that of an independent contractor and not an employee and shall not be subject to withholding or other taxes applicable solely to employees.

5.   HEALTH AND MEDICAL BENEFITS, ETC.

          The Company agrees during the Term to provide to Kanely the health and medical benefits of the Company heretofore maintained pursuant to Section 4(h) and (i) of the Employment Agreement. Following expiration of the Term, the Company shall provide for such benefits to the extent required by COBRA and other provisions of applicable law.

6.   PURCHASE OF AUTOMOBILE.

     On or about the date hereof, Kanely or an affiliated company, shall purchase from the Company, and the Company shall sell to Kanely, the automobile owned by the Company presently used by Kanely, at a price of $10,000, payable on the date hereof.

7.   VESTING UNDER SERP.

     During the Term, Kanely shall enjoy the rights and benefits of a participant under the Supplemental Retirement Plan (the "SERP") of Superior
Telecommunications, Inc. ("STI").   In particular, (i) each year of completed
service under this Agreement shall constitute a "Year of Vested Service" as defined in the SERP, for all purposes thereof; and (ii) Kanely shall not be deemed Retired until termination of this Agreement.

8.   STATUS OF STOCK OPTIONS AND STOCK AWARDS.

     (a) Pursuant to Section 4(c) of the Employment Agreement, Kanely was granted options to purchase 100,000 shares of Common Stock of the Company (the "Common Stock"), such number of shares being subject to adjustment as provided in the related option agreement (the "Stock Options"). It is agreed that notwithstanding the termination of the Employment Agreement and the provisions of Section 4(c) thereof, the Stock Options will remain in full force and effect and will become exercisable upon the respective anniversaries of the Commencement Date (as defined in the Employment Agreement) with the same force and effect as if the Employment Agreement had continued in effect; provided, that in the event of termination of this Agreement in accordance with its terms, any and all Stock Options not becoming theretofore exercisable will lapse and be forfeited. Upon such termination, all Stock Options then exercisable may be exercised for a period terminating 90 days after such Termination Date.

     (b) Pursuant to Section 4(d) of the Employment Agreement, Kanely was granted a restricted stock award of 30,000 shares of Common Stock, pursuant to the Company's Restricted Stock Award Plan (the "Stock Awards"). It is agreed that notwithstanding the termination of the Employment Agreement and the provisions of Section 4(d) thereof, the Stock Awards will remain in full force and effect and the shares of Common Stock subject thereto shall become fully vested and be released to Kanely upon the respective anniversaries of the Commencement Date as if the Employment Agreement had continued in effect, provided that in the event of termination of this Agreement in accordance with its terms, any and all Stock Awards not theretofore vested and released shall be cancelled and forfeited.

9.   ANNUITY PAYMENTS.

     The parties acknowledge that under an amendment dated as of November 10, 1993, to the Employment Agreement, the Company has agreed to provide certain annuity payments to Kanely. Such obligation of the Company to make such annuity payments to Kanely shall continue hereunder, but shall be modified as follows:
The Company shall pay $520,500 to Kanely in fifteen annual installments of $34,700 each, starting on July 7, 2001 and ending on July 7, 2015, provided that, in the event that this Agreement is terminated by Kanely prior to November 10, 1998, the amount of each such annual installment shall be multiplied by a fraction, the numerator of which is the number of months from November 10, 1993 to the date of termination of this Agreement and the denominator of which is 60.

10.  NON-COMPETITION.

     (a) Kanely acknowledges that STI and the other subsidiaries of the Company have significant customers and business throughout North America, as well as elsewhere in the world, and that as a primary inducement to and consideration for the Company entering into this Agreement, the Company requires that Kanely enter into provisions protecting the Company from competition by Kanely, with the same force and effect as if the Employment Agreement had continued in effect for the balance of its term. Accordingly, Kanely agrees that he shall not directly or indirectly (whether by reason of being an employee, agent, consultant, owner, partner, stockholder or otherwise) engage in, within or from anywhere throughout North America, (i) during the Term, in any business or enterprise competitive with any of the businesses engaged in at the time by the Company or any of its subsidiaries or affiliates; and (ii) for an additional period of two (2) years following the Termination Date , any business or enterprise competitive with the cable and wire, infractories and signage businesses, or any other business related or incident thereto, then conducted by the Company, STI, or any of their subsidiaries or affiliates (each of the foregoing in this clause (ii) being referred to as a "Competing Business"). Notwithstanding the foregoing provisions of this paragraph (a) it is agreed that Kanely may accept employment with or have involvement with companies which include, among other businesses, a Competing Business, so long as (x) the Competing Business is not the primary business of such company and (y) Kanely is not directly involved with the Competing Business. By reason of the foregoing sentence, the continuation of Kanely's present activities on behalf of Morgan Crucible shall not be a breach of this paragraph (a), so long as he is not directly involved in its refractories business. In the event that the Company enters into a new business or enterprise subsequent to Kanely's employment or involvement with a business or enterprise which would be a Competing Business with such new business of the Company, the provisions of this paragraph (a) shall not be deemed to prohibit or impede Kanely's continued affiliation with such Competing Business.

     (b) NON-SOLICITATION OF CUSTOMERS. During the Term and for a period of two (2) years following the Termination Date, Kanely shall not (i) solicit, for any Competing Business, any party which is at that time, or within one (1) year prior thereto, a customer of the Company or any of its subsidiaries or affiliates; or (ii) induce or endeavor to induce any such customer to reduce or discontinue the level of business it has conducted with the Company, its subsidiaries or affiliates.

     (c) NON-SOLICITATION OF EMPLOYEES. During the Term and for a period of two (2) years following the Termination Date, Kanely shall not offer employment nor seek to persuade or induce, directly or indirectly, any person who is at any such time an employee of the Company or any of its subsidiaries or affiliates, to discontinue such employment.

     (d) NON-DISCLOSURE. Kanely recognizes and acknowledges that, in his employment, he has had and may continue to have access to trade secrets and other confidential or proprietary information of the Company, including, but not limited to, technical and other information concerning actual and potential products, product designs, performance data, engineering and production techniques, marketing strategies, customer specifications and customer lists, cost figures, budgets, sales forecasts, and product and business plans. Kanely recognizes and acknowledges that the disclosure of such trade secrets and information could be harmful to the interests of the Company. Kanely agrees that during the Term he will take appropriate cautions to safeguard such trade secrets and information, and will not use, disclose, divulge or publish at any time, during the Term or thereafter, any such trade secrets or information except as required by law or as his duties hereunder may require, or as the Company may in writing consent. Kanely acknowledges that the provisions of this paragraph 10(d) are necessary and integral to the Company's ability to satisfactorily protect its trademark secrets and other confidential or propriety information.

     (e) PROPRIETARY INFORMATION. Kanely further recognizes and acknowledges that all documents, manuals, letters, notebooks, reports, records, computer programs or data bases, and other evidences of trade secrets and other confidential or proprietary information of the Company, including copies thereof, belong to the Company, and agrees that, during his employment by the Company, will not, under any circumstances, remove any such materials for use outside of the Company's offices except on the business of the Company during the course of his employment. In the event of the termination of this Agreement for any reason whatsoever, Kanely shall upon request promptly return to the Company any and all such documents, manuals, and other materials which are the property of the Company.

     (f) ENFORCEABILITY. Kanely acknowledges that the provisions of this paragraph 10 have been expressly bargained for to induce the Company to enter into this Agreement and make the payments to Kanely provided for herein and that in view of his business and financial circumstances specific performance of the same will not result in an undue hardship upon Kanely. Kanely further agrees that in the event of a breach of any of the covenants herein, the Company's remedy at law will necessarily be inadequate and, accordingly, the Company will be entitled to seek an injunction or other equitable relief with regard thereto. The covenants herein and their applicability to any activity are separate and severable. In the event that any of the covenants set forth herein are determined to be unenforceable at law because of its scope, duration or otherwise, a court or the arbitrators referred to in paragraph 15(e) below shall be empowered to substitute therefor the broadest similar provision deemed enforceable by such court or arbitrators, not to exceed the restrictions herein.

     (g) DEFINITION OF TERM. As used in this paragraph 10, "Term" shall mean the period consisting of the full five-year term of this Agreement ending on the Termination Date, without giving effect to any earlier termination hereof.

11.  INDEPENDENT CONTRACTOR.

     The relationship of Kanely to the Company hereunder shall be that of an independent contractor and not an employee for any purpose.

12.  DIRECTORSHIP.

     It is the intent of the parties that Kanely shall continue to serve, during the Term, as a director of the Company, subject to the discretion of the Board of Directors of the Company to reappoint and renominate directors. So long as Kanely serves as such director, he shall be entitled to director's fees and expense reimbursements customarily offered by the Company to its non-employee directors.

13.  TERMINATION OF EMPLOYMENT AGREEMENT.

     The Company and Kanely agree that except as otherwise expressly provided herein, the compensation and benefits provided for herein are in full satisfaction of, and in lieu of, any and all compensation and other benefits provided in the Employment Agreement or otherwise on account of termination of the Employment Agreement and that other than accrued and unpaid salary through October 31, 1995, and a pro-rata portion of his bonus for the fiscal year ending April 30, 1996, accrued through October 31, 1995, there are no further payments or benefits due to Kanely under the Employment Agreement and the Employment Agreement is hereby agreed to be of no further force or effect.

14.  TERMINATION OF AGREEMENT.

     (a)  This Agreement is subject to termination by the parties as follows:

          (i) By either party, on a date determined by such party, but in any event not earlier than November 1, 1996, provided written notice thereof is given to the other party not less than 90 days prior to the desired date of termination;

          (ii)      upon the death or permanent disability of Kanely; or

          (iii) by either party, at any time, in the event of any breach by the other party of any provision of this Agreement, provided that written notice of such breach is given not less than 30 days prior to the desired date of termination and such breach is not cured or remedied within such period.

     (b) In the event of termination of this Agreement, Kanely shall be entitled to receive:

          (i) any and all payments under paragraph 4 hereof accrued and payable at or prior to the date of termination, payable immediately upon termination;

          (ii) a lump sum payment equal to the aggregate amount of fees which would have been earned by Kanely during the unexpired balance of the Term pursuant to paragraph 4(b) hereof, payable upon (x) the effective date of termination, in the case of termination under clause (i) of paragraph 14(a) hereof; PROVIDED, HOWEVER, that if such termination is by Kanely on an effective date prior to November 1, 1997, then Kanely shall continue to receive monthly payments under paragraph 4(b) hereof through October 31, 1997 and shall receive a lump sum payment on November 1, 1997 equal to the aggregate amount of such fees for the then unexpired balance of the Term; or (y) 90 days after such effective date, in the case of termination under clause (ii) or (iii) of paragraph 14(a) hereof; and

          (iii) those health and medical benefits to which he is entitled under paragraph 5 hereof following Termination.

15.  MISCELLANEOUS.

     (a) This Agreement sets forth the entire agreement of the parties with respect to the subject matter hereof and may not be amended, modified or waived orally but only by writing signed by the party or parties to be bound thereby.

     (b) This Agreement shall be binding upon the parties hereto and inure to the benefit of their heirs, executors, administrators, successors and assigns. Neither Kanely nor his spouse, heirs, executors, administrators, or assigns, however, shall assign any part of their rights under this Agreement unless the Company agrees in writing.

     (c) Any notices to be given to either party hereto shall be delivered personally or given by first class mail to the parties at their respective addresses set forth at the head of this Agreement or at such other address as such parties shall specify to the other in writing.

     (d) The provisions of this Agreement shall be deemed separate and severable and the invalidity or unenforceability of any provision hereof shall not effect the validity or enforceability of the remainder of this Agreement.

     (e) Any dispute or controversy arising under this Agreement shall be settled by arbitration in New York, New York before a panel of three (3) arbitrators under the rules of the

American Arbitration Association, and judgment upon any award rendered by such arbitrators may be entered in any court having jurisdiction; PROVIDED, HOWEVER, that notwithstanding the foregoing, the Company shall have the right to seek to obtain an injunction or other equitable relief from any court having jurisdiction, pursuant to paragraph 10(f) hereof, as well from any such arbitrators. For such purpose, Kanely hereby consents to the jurisdiction of the federal and New York courts within New York County, State of New York.

     (f) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, provided, however, that it is the intent of the parties that any arbitrators acting pursuant to paragraph 15(e) hereof, shall have the authority to apply such principles of substantive and procedural law as shall as fully as practicable recognize the respective rights and obligations of the parties as set forth herein.

          IN WITNESS WHEREOF, the parties hereto, individually or by its duly authorized representative, have set their hands as of the date first above written.

                              THE ALPINE GROUP, INC.




                              By: /S/ STEVEN S. ELBAUM
                                 ----------------------------
                                 STEVEN S. ELBAUM
                                     Chairman


                                  /S/ JAMES R.KANELY
                                  ---------------------------
                                  JAMES R. KANELY